Exhibit 3.88

Office of Secretary of State

     I, MICHAEL RATCHFORD, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF RESTATED CERTIFICATE OF INCORPORATION OF “DR PEPPER/SEVEN-UP COMPANIES, INC.” FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF JUNE, A.D. 1992, AT 2:30 O’CLOCK P.M.
* * * * * * * * * *

/s/ Michael Ratchford

Michael Ratchford, Secretary of State

	AUTHENTICATION:	*3499541

732177019	DATE:	06/25/1992

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 02:30 PM 06/25/1992 732177019 — 2157393
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
DR PEPPER/SEVEN-UP COMPANIES, INC.
     The undersigned, being the Chairman, President and Chief Executive Officer of Dr Pepper/Seven-Up Companies, Inc., a Delaware corporation, hereby certifies that:
     1. (a) The name of the corporation is DR PEPPER/SEVEN-UP COMPANIES, INC. (the “Corporation”).
          (b) The name under which the Corporation was originally incorporated is Dr Pepper /Seven-Up Companies, Inc. and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was April 11, 1988.
     2. This Amended and Restated Certificate of Incorporation amends and restates the provisions of the certificate of Incorporation of the Corporation and was duly adopted by the written consent of the stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.
     3. The Certificate of Incorporation of the Corporation, as restated and amended hereby, shall, upon its filing with the Secretary of State of the State of Delaware, read in its entirety as follows:
ARTICLE I
Name
          SECTION 1.1. Name. The name of the Corporation is Dr Pepper/Seven-Up Companies, Inc.
ARTICLE II
Registered Office and Registered Agent
          SECTION 2.1. Office and Agent. The registered office of the Corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of

Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.
ARTICLE III
Corporate Purposes
          SECTION 3.1. Purpose. The purpose for which the Corporation is organized is to engage in any and all lawful acts and activities for which corporations may be organized under the General Corporation Law of the State of Delaware. The Corporation will have perpetual existence.
ARTICLE IV
Capitalization
          SECTION 4.1. (a) Authorized Capital. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is:
          (i) 2,000,000 shares of preferred stock, par value $.01 per share, of the Corporation (the “Preferred Stock”); and
          (ii) 145,000,000 shares of common stock, par value $.01 per share (the “common stock”), of which 125,000,000 shares shall be Common Stock (the “Common Stock”) and 20,000,000 shares shall be Nonvoting Common Stock (the “Nonvoting Common Stock”).
          SECTION 4.2. Preferred Stock: (a) General Provisions. (1) The Preferred Stock shall be issued from time to time in one or more series with distinctive serial designations and (i) may have such voting powers, full or limited, or may be without voting powers, (ii) may be subject to redemption at such time or times and at such prices, (iii) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times, and payable in any other class or classes of stock, (iv) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation, (v) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, at such price or prices or at such rates of exchange, and with such adjustments, and (vi) shall have such other rights, qualifications, limitations, or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such Preferred Stock from time to time adopted by the Board of Directors of the Corporation pursuant to authority so to do which is hereby granted to and vested in the Board of Directors.
          (2) The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The board of directors of the Corporation may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The board of directors of the Corporation may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series authorized and unissued shares of the Preferred Stock designated for such existing class or series, and the shares so subtracted shall become authorized, unissued, and undesignated shares of the Preferred Stock.
          (b) Designation of Preferred Stock. Pursuant to the foregoing, there is hereby designated a series of 2,000,000 shares of Senior Preferred Stock (“Senior Preferred Stock”) having the following preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions:
          (1) Dividends. The holders of Senior Preferred Stock shall be entitled to receive cash dividends per annum per share as set forth below from funds legally available therefore, when, as and if declared by the Corporation’s Board of Directors. Such dividends shall be payable in equal amounts semi-annually on May 15 and November 15 of each year (unless such day is not a business day, in which event on the next succeeding business day) commencing on November 15, 1988, to holders of record as they appear on the registrar for the Senior Preferred Stock on the May 1 or November 1 immediately preceding such dividend payment date, commencing on November 1, 1988. On November 15, 1988, the holders of Senior Preferred Stock shall be entitled to receive cash dividends of $1.875 per share. Beginning with May 15, 1989, the semi-annual dividend shall be increased to $1.9375 per share and shall be increased $.0625 per share on each succeeding dividend payment date until the Senior Preferred Stock is redeemed; provided, that such semi-annual dividend rate shall not exceed $2.125 per share. Notwithstanding the foregoing, upon the date of the consummation of the Refinancing (as defined in that certain Letter Agreement dated May 19, 1988 among the Corporation, Dr Pepper Holding Company, Seven-Up Holding Company, Prudential-Bache Interfunding, Inc. and Prudential-Bache Capital Funding (the “Letter Agreement”)), the dividend rate payable on the Senior Preferred Stock from and after the date of the consummation of the Refinancing shall automatically be adjusted to a rate equal to the effective yield (as defined below) on the debt securities issued in the Refinancing with dividends accruing through such date at the then effective dividend rate and from and after such date at the adjusted dividend rate. Following such dividend rate adjustment, accrued dividends shall be payable on the next interest payment date for the debt securities issued in the Refinancing (with the record date therefore being the 15th day prior thereto) and thereafter the dividend payment dates with respect to the Senior Preferred Stock shall be the same as the interest payment dates with respect to the debt securities issued in the Refinancing (with the record date therefore being the 15th day prior thereto). The “effective yield” on the debt securities issued in the Refinancing shall equal the discount rate which, when applied to the aggregate principal amount of the debt securities issued in the Refinancing, equals the Accreted Value of such debt securities on the date of issuance thereof. The “Accreted Value” of such debt securities means the principal amount of such securities, less unamortized original issue discount at such time as determined in conformity with generally accepted accounting principles, except that the original issue discount properly attributable to any interest holiday under such debt securities shall be amortized pursuant to the effective interest method of accounting over the period of such holiday and any original issue discount properly attributable to the fair value of warrants, if any, sold together with such debt securities (which shall be the value attributed to such warrants for Federal income tax purposes, as determined in good faith by the Corporation) shall be deemed to be fully amortized at the date of issuance. The calculation of the adjusted dividend rate shall be evidenced by a certificate of the chief financial officer of the Corporation, a copy of which shall be promptly mailed to each holder of record of the Senior Preferred Stock as of the close of business on the day preceding such mailing. A copy of such certificate shall thereafter be maintained at the principal executive office of the Corporation and shall thereafter be made available to any holder of record of Senior Preferred Stock on request.
          Dividends on the Senior Preferred Stock shall accrue from and after the issuance date for the Senior Preferred Stock and, to the extent not declared and paid on any dividend payment date, shall cumulate end thereafter compound on each subsequent dividend payment date at the then effective dividend rate until declared and paid.
          So long as shares of Senior Preferred Stock remain outstanding, no dividend or distribution in cash, shares of common stock or other property may be paid, declared and set apart for payment on any date on or in respect of the Common Stock or Nonvoting Common Stock or on any other class or series of stock issued by the Corporation ranking junior to the Senior Preferred Stock with respect to dividends, distributions or distributions of assets on liquidation (collectively, the “Junior Securities”) nor shall the Corporation or any Subsidiary thereof make any payment on account of or set apart for payment money for a sinking or other similar fund for the redemption, repurchase or other retirement of, or otherwise acquire for value, any Junior Securities or any warrants, options or other rights to acquire Junior Securities; provided that the foregoing provisions shall not prohibit a dividend payable solely in shares of Junior Securities or the acquisition of Junior Securities or rights to acquire Junior Securities from employees of the Corporation or its Subsidiaries in connection with the termination of such employment. For purposes hereof, the term “Subsidiary” means any corporation of which the Corporation owns, directly or indirectly, more than 50% of the voting stock and the term “distribution” means any direct or indirect transfer of money or other property or incurrence of indebtedness by the Corporation or its Subsidiaries to and for the benefit of the Corporation’s Stockholders in respect of any of the Corporation’s shares.
          (2) Preference on Liquidation, etc. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after there shall have been declared and paid, or set aside for payment, to the holders of the outstanding shares of any class having preference over the Senior Preferred Stock as to which they are respectively entitled but before any payment or distribution of the assets of the Corporation (whether capital or surplus), or proceeds thereof, shall be made to or set apart for the holders of shares of any Junior Securities, the holders of shares of Senior Preferred Stock shall be entitled to receive, in cash, payment of $25.00 per share held by them, plus a liquidation premium equal to any accumulated and unpaid dividends thereon. If, upon any liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation shall be insufficient to pay in full the respective preferential cash amounts on shares of Senior Preferred Stock, then such assets shall be distributed among such holders and holders of all other shares of the Corporation entitled to a preference upon liquidation, dissolution or winding-up of the Corporation that ranks on parity with the Senior Preferred Stock ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. After payment of the full amount of the liquidation preference to which the holders of Senior Preferred Stock are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Corporation. For the purposes of this paragraph 2, neither the merger nor the consolidation of the Corporation into or with another corporation or the merger or consolidation of any other corporation into or with the Corporation, or the sale, transfer or other disposition of all or substantially all the assets of the corporation, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.
          (3) Retirement of Shares. Shares of Senior Preferred Stock which have been issued and have been redeemed, repurchased or reacquired in any manner by the Corporation shall not be reissued.
          (4) Optional Redemption. The Senior Preferred Stock may be redeemed at the Corporation’s option (from funds legally available therefore) at any time, in whole or in part, at $25.00 per share, together with a redemption premium equal to all accumulated and unpaid dividends thereon.
          The Corporation shall cause to be mailed to each holder of Senior Preferred Stock, at their last addresses as they shall appear upon the Senior Preferred Stock register, at least 10 days prior to the record date of such redemption, a notice stating the date on which such redemption is expected to take place (the “Redemption Date”). Failure to give any such notice, or any defect therein, shall not affect the validity of such a redemption.
          If less than all the shares of Senior Preferred Stock are to be redeemed, the shares to be redeemed shall be redeemed pro rata among the outstanding shares of Senior Preferred Stock, with any fractional shares rounded to the nearest whole share.
          On or after the Redemption Date, the holders of Senior Preferred Stock which have been redeemed shall surrender their certificates representing such shares to the Corporation at its principal place of business or as otherwise notified, and thereupon the redemption price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. From and after the Redemption Date, unless there shall have been a default in payment of the redemption price, all rights of the holders of such shares of Senior Preferred stock, except the right to receive the redemption price together with a redemption premium equal to all accrued and unpaid dividends without interest upon surrender of their certificate or certificates, shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.
          (5) Optional Exchange. The Senior Preferred Stock may be exchanged, in whole or in part, for the 15 1/2% Junior Subordinated Discount Notes Due 1998 of the Corporation (the “Junior Discount Notes”) having the terms and conditions set forth in the Junior Discount Notes and in the indenture to be entered into between the Company and Rhode Island Hospital Trust National Bank, as Trustee, governing the Junior Discount Notes. Except as provided below, such exchange shall be effected, at the option of each holder of Senior Preferred Stock, on October 1, 1996 or any subsequent dividend payment date for the Senior Preferred Stock. Each share of Senior Preferred Stock shall be exchanged into a principal amount of Junior Discount Notes equal to the sum of (a) $43.25 (the “Deemed Face Amount”) plus (b) (1) the amount (if any) of cash interest that would have accrued on the Deemed Face Amount from October l, 1992 (the “Current Pay Date”) to the date of exchange had the share of Senior Preferred Stock exchanged been exchanged for Junior Discount Notes on the Current Pay Date less (2) the aggregate amount of cash dividends paid in respect of such share of Senior Preferred Stock since the Current Pay Date. In no event will Junior Discount Notes be issued in denominations other than $1,000 or in an integral multiple thereof. Cash will be paid in lieu of any such fraction of a Junior Discount Note which would otherwise have been issued.
          Notwithstanding the foregoing, upon the occurrence of a Fundamental Change (as hereinafter defined), any holder of shares of Senior Preferred Stock may exchange, in whole or in part, shares of Senior Preferred Stock for Junior Discount Notes. Such exchange may be effected at any time after the date of the Fundamental Change.
          “Fundamental Change” means any of the following: (a) any person (or any related group for purposes of Section 13 (d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a party to that certain Shareholders Agreement, dated as of May 19, 1988, between the Corporation and certain of its shareholders, as of August 28, 1991, becoming the beneficial owner (within the meaning of Rule l3d-3 of the Exchange Act), directly or indirectly, of a majority of the stock of the Corporation entitled to vote generally for the election of directors otherwise than pursuant to the purchase of newly issued stock of the Corporation; (b) the Corporation ceases to own a majority of the capital stock of Dr Pepper Company entitled to vote generally for the election of directors; (c) the sale, transfer, lease or other disposition, directly or indirectly, of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole; or (d) the merger or consolidation of the Corporation or Dr Pepper Company with or into any other person (other than any merger or consolidation of the Corporation or Dr Pepper Company with any subsidiary of either the Corporation or Dr Pepper Company, if in any such case the common stock of the Corporation is not changed as a result thereof.
          (6) Voting. Except as required by law and except for any voting by the holders of Senior Preferred Stock, as or as part of a separate class or series, pursuant to the immediately following sentence or any other provision of the Certificate of Incorporation of the Corporation, the holder of each outstanding share of Senior Preferred Stock shall not be entitled to vote on any matter submitted to a vote of stockholders. Without the written consent of a majority of the outstanding shares of Senior Preferred Stock or the vote of holders of a majority of the outstanding shares of Senior Preferred Stock at a meeting of the holders of Senior Preferred Stock called for such purpose, the Corporation will not (i) create, authorize or issue any other class or series of stock entitled to a preference prior to or on parity with Senior Preferred Stock in respect of any dividend or distribution or any liquidation, distribution of assets, dissolution or winding-up of the corporation or increase the authorized amount of any such other class or series, (ii) amend, alter or repeal any provision of the Certificate of Incorporation so as to adversely affect the preferences, rights or powers of the Senior Preferred Stock, (iii) directly or indirectly sell, transfer, lease or otherwise dispose of all or substantially all of its assets or the assets of its Subsidiaries, taken as a whole (other than a disposition of assets permitted by the Bridge Notes, as originally executed and without modification or waiver and irrespective of whether then outstanding), or (iv) merge or consolidate with or into, or permit any Subsidiary to merge with or into, any other corporation (other than (x) the merger or consolidation of Subsidiaries or the merger of one or more Subsidiaries into the Corporation, if in any such case the capital stock of the Corporation is not changed as a result thereof, or (y) a merger or consolidation permitted by the Bridge Notes, as originally executed and without modification or waiver and irrespective of whether then outstanding).
          SECTION 4.3. Common Stock. (a) Identical Rights and Privileges; No Preemptive Rights. Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation, all outstanding shares of common stock shall be identical and shall entitle the holders thereof to the same rights and privileges. The holders of shares of common stock shall have no preemptive or preferential rights of subscription to any shares of any class of capital stock of the Corporation.
          (b) Dividends and Distributions. When, as and if dividends or distributions are declared on outstanding shares of common stock, whether payable in cash, in property or in securities of the Corporation (other than shares of common stock), the holders of outstanding shares of Common Stock and Nonvoting Common Stock shall be entitled to share equally, share for share, in such dividends and distributions. If dividends or distributions are declared on outstanding shares of common stock that are payable in shares of, or in subscription or other rights to acquire shares of, common stock, such dividends shall be declared at the sane rate on the outstanding shares of Common Stock and the outstanding shares of Nonvoting Common Stock, but shall be payable only in shares or in subscription or other rights to acquire shares, as the case may be, of Common Stock to holders of outstanding shares of Common Stock and of Nonvoting Common Stock to holders of outstanding shares of Nonvoting Common Stock.
          (c) Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of outstanding shares of Common Stock and outstanding shares of Nonvoting Common Stock shall be entitled to share equally, share for share, in the assets of the Corporation to be distributed among the holders of shares of the common stock.
          (d) Conversion Rights. (1) Conversion of Nonvoting Common Stock. Upon the first to occur of the events described below (the “Conversion Events”), with respect to a share of Nonvoting Common Stock, such share of Nonvoting Common Stock shall immediately become convertible at the option of the holder thereof into one share of Common Stock. Conversion of such share of common stock shall be effected by surrender of such holder’s certificate representing such share of Nonvoting Common Stock accompanied by the written notice from such holder addressed to the Corporation requesting the conversion. Upon conversion, holders of converted shares of Nonvoting Common Stock will be issued certificates representing the full shares of Common Stock to which they are entitled. A Conversion Event with respect to a share of Nonvoting Common Stock is (i) the transfer (or, in the case of a transfer pursuant to a registration statement filed with the Securities and Exchange Commission or Rule 144 under the Securities Act of 1933, as amended, the proposed transfer) of such share of Nonvoting Common Stock by the holder thereof to any transferee other than The Prudential Insurance Company of America (“Prudential”) or any corporation, partnership, joint venture or other similar entity of which Prudential owns, directly or indirectly, a majority of the voting stock or other voting interest, (ii) the merger or consolidation of the Corporation with or into any other corporation (except a subsidiary of the Corporation), or (iii) the sale of all or substantially all of the Corporation’s assets.
          (2) Stock Splits; Adjustments Etc. If the Corporation shall in any manner subdivide or combine the outstanding shares of Common Stock or Nonvoting Common Stock, as the case may be, the outstanding shares of Nonvoting Common Stock or Common Stock, as the case may require, shall be proportionately subdivided or combined, as the case may be.
          (3) Reservation. The Corporation will at all times reserve and keep available, out of its authorized but unissued shares or its treasury, shares of Common Stock solely for the purpose of issue upon exchange of the shares of Nonvoting Common Stock, as herein provided, such number of shares of Common Stock as shall be issuable (irrespective of the occurrence or nonoccurrence of any contingency) upon an exchange of all outstanding shares of Nonvoting Common Stock. The shares of Common Stock so issuable shall be, when so issued, duly authorized and validly issued and will be fully paid and nonassessable.
          (4) No Reissue. Shares of Nonvoting Common Stock that are exchanged for shares of Common Stock as provided in this Section 4.3 shall not be reissued.
          (5) No Charge. The issue of certificates evidencing shares of Common Stock upon exchange of shares of Nonvoting Common Stock shall be made without charge to the holders of such shares for any issue tax in respect thereof, or other cost incurred by the Corporation in connection with such exchange; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involving the issue and delivery of any certificate in a name other than that of the holder or former holder of the shares of Nonvoting Common Stock so exchanged.

          (e) Voting Rights. (1) In General. The holders of outstanding shares of Common Stock shall have the right to vote on all matters submitted to the stockholders of the Corporation. Except as otherwise provided by law or in this paragraph, holders of shares of Nonvoting Common Stock shall not have any right to vote on any matters to be voted on by the stockholders of the Corporation (including, without limitation, any election or removal of directors of the Corporation), and the shares of Nonvoting Common Stock shall not be included in determining the number of shares voting or entitled to vote on any such matters. Holders of shares of Nonvoting Common Stock, together with holders of shares of Common Stock (considered for this purpose as one class), shall be entitled to one vote per share on (i) any amendments or modifications to this Amended and Restated Certificate of Incorporation, (ii) any consolidation or merger of the Corporation with or into any other corporation or corporations requiring approval of the stockholders of the Corporation under applicable law, (iii) any sale of all or substantially all of the Corporation’s assets requiring approval of the stockholders of the Corporation under applicable law and (iv) any liquidation, dissolution or winding up of the Corporation.
          (2) Procedures at Meetings. At every meeting with respect to matters on which the holders of outstanding shares of Common Stock are entitled to vote, the holders of outstanding shares of Common Stock shall be entitled to one vote per share. At every meeting with respect to matters on which the holders of outstanding shares of Nonvoting Common Stock are entitled to vote as provided herein or by law, the holders of outstanding shares of Nonvoting Common Stock shall be entitled to one vote per share.
          SECTION 4.4. Stock Reclassification and Adjustment of Paid-in Capital. (a) Reclassification. Each share of Senior Preferred Stock issued and outstanding as of the opening of business on the date this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware shall remain outstanding. Each share of Class A Common Stock, Series A, par value $.0001 per share, issued as of the opening of business on the date this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware shall be converted into one-fifth of one share of Nonvoting Common Stock without further action by the Corporation or any stockholder thereof. Each share of Class A Common Stock, Series B, par value $.0001 per share, issued as of the opening of business on the date this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware shall be converted into one-fifth of one share of Nonvoting Common Stock without further action by the

Corporation or any stockholder thereof. Each share of Class B Common Stock, par value $.0001 per share, issued as of the opening of business on the date this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware shall be converted into one-fifth of one share of Common Stock without further action by the Corporation or any stockholder thereof. Each share of Class C Common Stock, par value $.0001 per share, issued as of the opening of business on the date this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware shall be converted into one-fifth of one share of Common Stock without further action by the Corporation or any stockholder thereof. Each share of Common Stock, par value $.0001 per share, issued as of the opening of business on the date this Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware shall be converted into one-fifth of one share of Common Stock without further action by the Corporation or any stockholder thereof. No fractional shares shall be issued upon such conversion and any fractional shares that would otherwise be issuable upon such conversion shall, without further action, be cancelled.
          (b) Adjustment of Paid-in Capital. As a result of the reclassification of the Class A Common Stock (both Series A and Series B), the Class B Common Stock, the Class C Common Stock and the Common Stock of the Corporation, each having a par value of $.0001 per share, into Nonvoting Common Stock and Common Stock of the Corporation, each having a par value of $.01 per share, as more fully described in Section 4.4(a) above, there shall be a transfer in the books of account of the Corporation from surplus to paid-in capital in order to reflect the change in par value of the capital stock of the Corporation.
ARTICLE V
Certain Transactions
          SECTION 5.1. Validity of Certain Transactions. No contract or transaction between the Corporation and one or more of its directors, officers, or stockholders or between the Corporation and any person (as used herein “person” means any other corporation, partnership, association, firm, trust, joint venture, political subdivision, or instrumentality) or other organization in which one or more of its directors, officers, or stockholders are directors, officers, or stockholders, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because his, her, or their votes are counted for such purpose, if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directions or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the board of directors, a committee thereof, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.
ARTICLE VI
Indemnification
          SECTION 6.1. Indemnification. (a) The Corporation shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venture, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this Article Sixth is in effect. Any repeal or amendment of this Article Sixth shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this

Article Sixth. Such right shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the Delaware General Corporation Law, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its board of directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise.
          (b) The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.
          (c) As used herein, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

     IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation on the 25th day of June, 1992.

/s/ Russell B. Klein
Name: Russell B. Klein
Title: Vice President

ATTEST:

/s/ Nelson A. Bangs Nelson A. Bangs, Secretary

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